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                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT



1. Central Consumer Finance Company, a Delaware corporation.



2. Central Auto Sales, Inc., a California corporation.



3. Centravel, Inc., a California corporation.



4. Central Financial Acceptance/Insurance Agency, Inc., a California corporation.



5. Central Premium Finance Company, a California corporation.



6. BCE Properties, Inc., a California corporation.



7. Central International, Ltd., a Turks and Caicos corporation.



8. Central Installment Credit Corporation, a California corporation.